EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:
SANZ Inc.
Karen Morley, 703-852-2254
kmorley@sanz.com

Investor Contact:
Liolios Group, Inc. (Investors)
Ronald Both, 949-574-3860
ron@liolios.com

RECORD QUARTER SALES AND NEW ORDERS FOR SANZ
 EARTHWHERE™ PRODUCTS AND SERVICES

Orders and Shipments to the Department of Defense and Intelligence Community Drive Success

Englewood, Colo., October 11, 2006 —SAN Holdings, Inc. (SANZ) (OTCBB: SANZ) today announced for its quarter ending September 30, 2006, the company received $2.3 million in new orders for its EarthWhere™ geospatial data management software and related products and services. Customer billings for this same period were more than $1.7million based on preliminary unaudited results.

“This record performance was heavily driven by our increased emphasis on EarthWhere solutions for the Department of Defense (DoD) and Intelligence (Intel) Communities,” said John Jenkins, SANZ CEO. “New clients included, among others, U.S. Special Operations Command, U.S. Northern Command, and the Marine Corps Intelligence Activity. We also saw continued growth in our legacy Federal Civilian client base, including USDA and USGS, and have begun to see developing interest from the oil and gas industry.”

Mark Hardy, Vice President of SANZ Geospatial Solutions Group noted, “We are beginning to see the emergence of a community of organizations that use EarthWhere as a foundation for collaboration and data sharing - a critical component of our product direction.”

About SANZ
SANZ is a specialized data storage and geospatial management firm focused exclusively on the design, deployment and support of intelligent data management. SANZ delivers solutions that allow corporations and government agencies to secure their business-critical environments and maximize their IT investments. SANZ Inc. is a subsidiary of SAN Holdings. For more information, call 703-852-2254 or visit www.sanz.com.

FORWARD LOOKING STATEMENTS:
This press release contains statements that are “forward looking statements” under the Federal securities laws. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual results could vary materially from our expectations. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the company’s sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the company’s products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in our filings at the SEC.

Copyright 2006 SANZ Inc. All rights reserved. SANZ, EarthWhere, EarthWhere Pro and Do You Provision? are all trademarks of SANZ Inc.  All other names and/or logos are trademarks of their respective owners.

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